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Exhibit 2.1

FINAL EXECUTION COPY

         AGREEMENT AND PLAN OF MERGER

AMONG

AMI ACQUISITION I CORP.,

AMI MERGER CORP.

AND

ALPHATEC MANUFACTURING, INC.

Dated as of March 10, 2005

3.3	Compliance with Laws	28
3.4	Litigation	28
3.5	Brokers	29
3.6	Interim Operations of Merger Sub	29
ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER		29
4.1	Conduct of Business Pending the Merger	29
4.2	No Solicitation of Other Proposals	31
ARTICLE V ADDITIONAL AGREEMENTS		31
5.1	Access to Information; Confidentiality	31
5.2	Reasonable Efforts; Further Assurances	32
5.3	Stock Options; Warrants	32
5.4	Employee Benefits	32
5.5	Notification of Certain Matters	33
5.6	Public Announcements	33
5.7	Indemnification of Directors and Officers	33
5.8	FIRPTA Compliance Pre-Closing	33
5.9	Tax Matters	33
ARTICLE VI CONDITIONS OF MERGER		35
6.1	Conditions to Obligation of Each Party to Effect the Merger	35
6.2	Additional Conditions to Obligations of Parent	36
6.3	Additional Conditions to Obligations of the Company	36
6.4	Actions to be Taken on Initial Funding and Consent Date	37
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		37
7.1	Termination	37
7.2	Effect of Termination	38
7.3	Fees and Expenses	38
7.4	Amendment	38
7.5	Waiver	38
ARTICLE VIII INDEMNIFICATION		38
8.1	Definitions	38
8.2	Indemnification Generally	39
8.3	Assertion of Claims	40
8.4	Notice and Defense of Third Party Claims	40
8.5	Survival of Representations and Warranties	41
8.6	Indemnification Representative	41
ARTICLE IX GENERAL PROVISIONS		42
9.1	Notices	42
9.2	Interpretation	43
9.3	Severability	43
9.4	Entire Agreement	43
9.5	Assignment	43
9.6	Parties in Interest	43
9.7	Failure or Indulgence Not Waiver; Remedies Cumulative	43
9.8	Governing Law; Enforcement	44
9.9	Attorneys Fees	44
9.10	Counterparts	44
9.11	Certain Definitions	44

2

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as of March 10, 2005, is by and among AMI ACQUISITION I CORP., a Delaware corporation ("Parent"), AMI MERGER CORP., a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"), ALPHATEC MANUFACTURING, INC., a California corporation (the "Company"). Parent, Merger Sub and the Company are sometimes referred to herein each, individually, as a "Party" and, collectively, as the "Parties."

        WHEREAS, the governing boards of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective shareholders that Parent and the Company combine in order to advance their long-term business interests;

        WHEREAS, the governing boards of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), in accordance with the California Corporations Code (the "CCC") and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly-owned subsidiary of Parent.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     At the Effective Time (as defined in Section 1.3), in accordance with the CCC and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of California as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Closing.     Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (Eastern Standard time) on a date to be mutually agreed upon by the Parties (the "Closing Date"), which date shall be no later than the first Business Day (as defined below) after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 7.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, or at such other location as is agreed to in writing by the Parties. For purposes of this Agreement, "Business Day" shall mean any day on which banks are permitted to be open in New York, New York. The parties intend that the Closing Date shall be no later than March 18, 2005, subject to Section 1.13(c).

        1.3    Effective Time.     Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the Parties shall cause the Merger to become effective by the execution by the Parties and the filing by Parent, in accordance with the CCC, of an agreement of merger with the Secretary of State of the State of California in substantially the form of Exhibit A attached hereto (the "Certificate of Merger"), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the "Effective Time."

        1.4    Effect of the Merger.     At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving

Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.5    Articles of Incorporation and Bylaws of the Surviving Corporation.     From and after the Effective Time and without further action on the part of the Parties, the Articles of Incorporation and Bylaws of the Merger Sub immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the respective terms thereof; provided, however, that, notwithstanding the foregoing, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is Alphatec Manufacturing, Inc."

        1.6    Directors and Officers.     The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

        1.7    Conversion of Company Common Stock, Etc.     At the Closing, by virtue of the Merger and without any action on the part of the Parties or the shareholders of the Company:

          (a)   All options to purchase shares of Company capital outstanding immediately prior to the Closing and not exercised under the Company's 1992 Stock Option Plan and 2002 Stock Option Plan (individually, an "Option", and collectively, "Options") shall be deemed to have been exercised immediately prior to the Closing for the number of shares of the Company's common stock, par value $0.01 per share ("Company Common Stock") determined by multiplying (A) the number of shares of Company Common Stock for which the Option in question is being exercised by (B) a fraction, (1) the numerator of which is the difference between (x) the Per Share Amount (as hereinafter defined) and (y) the exercise price per share of the Option in question and (2) the denominator of which shall be the Per Share Amount; provided, however, that no holder of any Option (each, a "Former Option Holder") shall be required to pay the exercise price or any other amount in connection with such deemed exercise, and each Former Option Holder shall have the rights specified in Section 1.7(b) with respect to his, her or its Options. Notwithstanding the foregoing, no shares of the Company's common stock or any other security of the Company shall be issued to any Former Option Holder in respect of such deemed exercise.

          (b)   Each share of the Company's common stock, par value $0.01 per share ("Company Common Stock"), outstanding immediately prior to the Closing (other than Dissenting Shares (as defined in Section 1.9)), shall be converted automatically into the right to receive, subject to Section 1.7(c), an amount of cash per share (the "Per Share Amount") equal to (x) $70,000,000 (the "Total Consideration") less the sum of (i) Taxes (as defined in Section 2.17) to which the Company is or becomes subject as a result of any disallowance of any "excess parachute payment" made in connection with the Merger, (ii) the amount of any payment in the nature of a "gross-up" payment which may be made by the Company as a result of the applicability of Section 280G of the Code (as defined below), and (iii) all other fees and expenses of the Company incurred in connection with the Merger as shall be set forth in reasonable detail on a disbursement schedule delivered by the Company to Parent at the Closing, whether or not such fees and expenses have been paid, in whole or in part, by the Company prior to the Closing (such sum, the "Merger Consideration"), divided by (y) the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing plus the number of shares deemed to have been issued upon exercise of the Options pursuant to Section 1.7(a).

          (c)   At the Closing, Parent shall remit to U.S. Bank National Association, as paying agent ("Paying Agent"), pursuant to a Paying Agent Services Agreement to be entered into among the

  Company, Parent and Paying Agent, the Total Consideration. The Paying Agent shall make the following deductions and remittances from such sum:

            (i)    $2,100,000 shall be paid to Mr. Laszlo Adam.

            (ii)   all other fees and expenses of the Company incurred in connection with the Merger, as shall be set forth in reasonable detail on a disbursement schedule delivered by the Company to Parent at the Closing, and which have not been paid, shall be paid by the Paying Agent as instructed by the Company;

            (iii)  all other fees and expenses of the Company incurred in connection with the Merger, as shall be set forth in reasonable detail on a disbursement schedule delivered by the Company to Parent at the Closing, and which have been paid, shall be deducted from the Total Consideration and remitted by the Paying Agent to Parent.

            (iv)  fees of the Paying Agent shall be paid to the Paying Agent.

            (v)   fifty percent (50%) of the fees of the Escrow Agent shall be paid to the Escrow Agent.

          At the Closing, the remaining fifty percent (50%) of the fees of the Escrow Agent, after the payment in clause (v) immediately above, shall be paid by Parent. No additional fees or expenses shall be due and payable from or by the Company with respect to the Merger on or after the Closing, and the shareholders of the Company shall indemnify Parent and Merger Sub for any and all third-party fees or expenses not paid in accordance with this Section 1.7(c).

          Thereafter, Paying Agent shall remit to U.S. Bank National Association, as escrow agent ("the Escrow Agent"), an amount equal to the sum of (i) $5,000,000 in cash (the "Indemnification Holdback"); and (ii) an amount in cash equal to one hundred thirty-five percent (135%) of the product of the number of Dissenting Shares (as defined in Section 1.9) and Potential Dissenting Shares (as defined herein) multiplied by the Per Share Amount determined pursuant to Section 1.7(b)(the "Dissenters Holdback" and, together with the Indemnification Holdback, collectively, "the Escrow Fund"). "Potential Dissenting Shares" means shares of Company Common Stock (other than Dissenting Shares) which were not, as of the Closing, the subject of affirmative written consents to the Merger received by the Company from shareholders of the Company as of the day before the date of the Closing. Each holder of Company Common Stock outstanding immediately prior to the Closing (other than holders of Potential Dissenting Shares) and each Former Option Holder shall be deemed to have contributed his, her or its pro rata portion of the Indemnification Holdback for the purpose of securing the indemnification obligations under Section 8.2 of this Agreement. The Escrow Fund shall be held by the Escrow Agent under the terms of the Escrow Agreement in substantially the form attached hereto as Exhibit B (the "Escrow Agreement").

          (d)   After deposit of the Indemnification Holdback and the Dissenters Holdback with the Escrow Agent pursuant to the Escrow Agreement, Paying Agent shall remit the remaining portion of the Merger Consideration to each holder of shares of Company Common Stock outstanding immediately prior to the Closing other than holders of Potential Dissenting Shares, and to each Former Option Holder, (x) the Per Share Amount multiplied by (y) the number of shares held (or, in the case of a Former Option Holder, deemed to be held pursuant to Section 1.7(a)).

          (e)   (i) The Indemnification Holdback shall be used to satisfy any amounts payable to Parent and its affiliates pursuant to Section 8.2. Any portion of the Indemnification Holdback that is not necessary to satisfy any payment or unresolved bona fide claim, demand, action, suit, investigation, inquiry or proceeding (each, a "Claim") pursuant to Section 8.2 shall be released as follows: (i) $2,000,000 shall be released on the date which is six (6) months after the Effective Time

  (except to the extent that the amount of Claims as of such date exceeds $3,000,000 plus accrued interest on the Indemnification Holdback) and (ii) the remaining portion of the Indemnification Holdback, including accrued interest thereon, shall be released on the date which is twelve (12) months after the Effective Time); provided, however, that any amounts remaining in the Indemnification Holdback on the date which is twelve (12) months after the Effective Time that are subject to a pending Claim shall remain in the Indemnification Holdback until such Claim is finally resolved. Amounts released pursuant to this Section 1.7(e)(i) shall, in each case, be delivered to the Indemnification Representative (as defined in Section 8.6) for distribution to the holders of shares of Company Common Stock other than Dissenting Shares outstanding and to Former Option Holders, based on the respective amounts of Merger Consideration to which they are entitled pursuant to Section 1.7(b), taking into consideration any Merger Consideration they may have received in prior distributions thereof.

          (ii)   The Dissenters Holdback shall be used to satisfy claims of holders of Dissenting Shares. At such time as there are no remaining Potential Dissenting Shares, an amount, if any, equal to (i) the Dissenters Holdback, plus accrued interest thereon, less (ii) one hundred thirty-five percent (135%) of the product of the number of Potential Dissenting Shares which have not become Dissenters Shares multiplied by the Per Share Amount determined pursuant to Section 1.7(b) shall be released and delivered to the Indemnification Representative for distribution to the holders of shares of Company Common Stock other than Dissenting Shares and to Former Option Holders, based on the respective amounts of Merger Consideration to which they are entitled pursuant to Section 1.7(b), taking into consideration any Merger Consideration they may have received in prior distributions thereof. At such time as there are no remaining Potential Dissenting Shares or Dissenting Shares, the amount, if any, remaining in the Dissenters Holdback, plus accrued interest thereon, shall be released and delivered to the Indemnification Representative for distribution to the holders of shares of Company Common Stock other than Dissenting Shares and to Former Option Holders, based on the respective amounts of Merger Consideration to which they are entitled pursuant to Section 1.7(b), taking into consideration any Merger Consideration they may have received in prior distributions thereof.

          (f)    From and after the Effective Time, all shares of Company Common Stock shall automatically be redeemed and canceled and shall cease to exist, all Options shall be deemed to have been exercised and shall cease to exist, and each holder of a certificate that previously represented any such share of Company Common Stock (each, a "Company Certificate" and, collectively, the "Company Certificates") shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration that such holder is entitled to receive, on a pro rata basis, pursuant to this Section 1.7.

          (g)   The adoption of this Agreement and the consent to the Merger by the requisite percentage of shareholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, but not limited to, the placement of the Escrow Fund in escrow and the appointment of the Indemnification Representative pursuant to Section 8.6.

          (h)   Parent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Company determines are required to be deducted and withheld with respect to the making of such payment, under the Internal Revenue Code of 1986, as amended (the "Code") or any other provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid in respect of which such deduction and withholding was made.

        1.8    Capital Stock of Merger Sub.     Each share of common stock of Merger Sub, par value $0.01 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective

Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, par value $0.01 per share. From and after the Effective Time, each stock certificate of Merger Sub that previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

        1.9    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any shareholder of record who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the CCC ("Dissenting Shares") shall not be converted into or represent a right to Merger Consideration as provided in Section 1.7(b) but rather shall be Dissenting Shares. Holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Section 1300 of the CCC; provided, however, that if any such holder shall waive, withdraw or lose the right to appraisal under the CCC, then the right of such holder to be paid the fair market value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the applicable Merger Consideration as provided in Section 1.7(b), which shall be paid to such holder of Dissenting Shares from the Dissenters Holdback. The Company shall give prompt notice to Parent of any demands received by Company for appraisal of any shares of capital stock of Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with Section 1.7(b) or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys' fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (other than payments for such shares) (together "Dissenting Share Payments"), Parent shall be indemnified under the terms of Article VIII for the amount of such Dissenting Share Payments; provided, however, that the Indemnification Representative shall have the right to contest, negotiate or settle any demand for appraisal of Dissenting Shares through counsel of his own selection, reasonably satisfactory to Parent and solely at the Indemnification Representative's own cost and expense, as though such demand were a Third Party Claim, in accordance with Section 8.4(b); and provided, further, that any and all Dissenting Share Payments shall be considered a Loss for purposes of the right of contribution set forth in Section 8.2(a).

        1.10    Stock Certificates.     Shareholders of the Company shall not be required to deliver to the Company or Parent certificates evidencing their shares of Company Common Stock as a condition to participating in the Merger including, without limitation, receiving their pro rata shares of Merger Consideration. All such certificates shall be cancelled and of no further legal effect or value, as of the Effective Time.

        1.11    No Liability.     Notwithstanding any other provision of this Agreement, neither Parent, Merger Sub nor the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any Merger Consideration properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.12    Taking of Necessary Action; Further Action.     If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub shall be and are fully authorized and directed, in the name of and on behalf of their respective corporations, to take, or cause to be taken, all such lawful and necessary action as is consistent with this Agreement. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

        1.13    Initial Funding and Delivery of Initial Shareholder Consents.

          (a)   To facilitate the Closing, the actions provided for in this Section 1.13 shall be taken prior to the Closing, on March 14, 2005 or such other date as may be agreed upon by the Parties (the "Initial Funding and Consent Date"):

            (i)    Parent shall provide written confirmation, reasonably satisfactory to the Company and its legal counsel, that Parent has deposited or caused to be deposited into a trust account of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Parent's legal counsel, the entire amount of the Total Consideration, which is $70,000,000 (the "Pre-Closing Deposit"), and that such Pre-Closing Deposit has been made solely in anticipation of the Closing, subject to the provisions of this Agreement, including this Section 1.13.

            (ii)   The Company shall deliver to Parent facsimile copies of written consents to the Merger, in a form reasonably satisfactory to Parent, of Shunshiro Yoshimi, Lawrence and Connie Nord and Paul Asdourian, duly completed and signed by them, respectively.

          (b)   It is the intent of the Parties that the obligation of Parent provided for in Section 1.13(a)(i) above and the obligation of the Company provided for in Section 1.13(a)(ii) above be, and they hereby are, conditioned on each other. If both such obligations are performed by the applicable Party on or before the Initial Funding and Consent Date, such obligations shall be deemed to have been performed simultaneously on the Initial Funding and Consent Date. If both such obligations are not performed on or before the Initial Funding and Consent Date, this Agreement shall be deemed to have terminated pursuant to Section 7.1(a).

          (c)   From and after the Initial Funding and Consent Date, the Company shall use its best efforts to obtain, on or prior to March 18, 2005 (the "Consent Deadline"), the affirmative consent to the Merger of the Holders of at least eighty percent (80%) of the outstanding shares of Company Common Stock (the "Requisite Number of Consents"). At least once each day between the Initial Funding and Consent Date and the Closing Date, the Company shall provide to Parent and its counsel copies of any and all such consents received by the Company. In the event the Requisite Number of Consents is not obtained by the Consent Deadline, Parent may, in its sole discretion, extend the Consent Deadline to March 22, 2005, whereupon the Company shall continue to use its best efforts to obtain the Requisite Number of Consents. For the avoidance of doubt, the Parent may, in its sole discretion, waive the condition in Section 6.2(f) that the Requisite Number of Consents be obtained, whereupon the Parties shall proceed promptly with Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent (the "Company Disclosure Schedule"), the Company, on behalf of itself and its Subsidiaries, represents and warrants to Parent that the statements contained in this Article II are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall be deemed to qualify only the corresponding paragraph of this Article II. As used in this Agreement, a "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of the Company and its Subsidiaries, taken as a whole, excluding any changes, events or effects that are attributable to: (i) general economic conditions worldwide; or (ii) conditions affecting the orthopedic medical industry in which the Company and its Subsidiaries compete.

        2.1    Organization and Qualification.     The Company is a corporation duly incorporated, validly existing and in corporate and tax good standing under the laws of the State of California. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

        2.2    Subsidiaries.     The Company Disclosure Schedule sets forth a true, complete and correct list of each Subsidiary of the Company.

          (a)   Each Subsidiary of the Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Articles of Incorporation, Bylaws or other charter or equivalent organizational documents of each of its Subsidiaries, each as amended to date.

          (b)   All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned, directly or indirectly, by the Company (other than director's qualifying shares in the case of foreign Subsidiaries) free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, "Liens"); and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws.

          (c)   For purposes of this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the general partnerships of which held by such party or a Subsidiary of such party do not have a majority of the voting interest of such partnership) or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        2.3    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock.

          (b)   As of the date hereof: (i) 9,225,364 shares of Company Common Stock are issued and outstanding; (ii) no shares of Company Common Stock are held in the treasury of the Company; and (iii) 2,000,000 shares of Company Common Stock are duly reserved for future issuance pursuant to employee stock options granted pursuant to the Company Option Plan (the "Outstanding Company Employee Options"). Shunshiro Yoshimi, Lawrence Nord and Paul Asdourian are all the members of the Company's board of directors. Shunshiro Yoshimi owns 3,751,358 shares of Company Common Stock. Lawrence Nord owns 650,000 shares of Company Common Stock in his name. Lawrence Nord and his wife Connie Nord own 50,000 shares of Company Common Stock as joint tenants. Lawrence and Connie Nord also own an additional 400,000 shares of Company Common Stock in both of their names. Paul Asdourian owns a total of 250,000 shares of Company Common Stock. On the basis of the foregoing, these directors own a total of 5,101,358 shares of Company Common Stock, including those shares held by Lawrence and Connie Nord as joint tenants and in both of their names. These 5,101,358 shares of Company Common Stock constitute more than 55 percent of the total number of outstanding shares of Company Common Stock. Except as described above, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

          (c)   All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plan will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

          (d)   There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as described in subsections (b) and (c) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

          (e)   The Company has previously made available to Parent a true, complete and correct list of the holders of all Outstanding Company Employee Options, including: (i) the date of grant; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

          (f)    The Company has not issued any shares of its common stock since 1998. Except as set forth in the Company Disclosure Schedule, the Outstanding Company Employee Options issued under the Company's 2002 Stock Option Plan were issued in compliance in all material respects with all applicable federal and state securities laws.

          (g)   Except as set forth in the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company or any of its Subsidiaries based upon revenues generated by them without augmentation as a result of the Merger or other transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

          (h)   Except for proxies issued by Company shareholders in connection with specific shareholder meetings, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the shareholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

        2.4    Authority; No Conflict; Required Filings.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of the Company and no other corporate proceedings are necessary, including the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the CCC and the Company's Certificate of Incorporation (the "Requisite Shareholder Approval").

          (b)   This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) an implied covenant of good faith and fair dealing (collectively, the "Equitable Exceptions").

          (c)   Except as set forth in the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries under any provision of: (i) the Articles of Incorporation or Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective properties may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

          (d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a "Governmental Authority") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of California in accordance with the CCC; and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, could not reasonably be expected to result in a Company Material Adverse Effect.

        2.5    Board Approval; Required Vote.

          (a)   The Board of Directors of the Company has, at a meeting duly called and held at which all members were present or by a unanimous written consent: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of the Company and its shareholders; (iii) resolved to recommend to the shareholders of the Company (A) the approval of the Merger and the other transactions contemplated hereby and (B) the approval and adoption of this Agreement; and (iv) directed that this Agreement be submitted to the shareholders of the Company for their approval and adoption. None of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

          (b)   The affirmative vote of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated hereby.

        2.6    Financial Statements.     True and complete copies of (i) the consolidated audited balance sheet of the Company for each of the three fiscal years ended as of December 31, 2001, December 31, 2002 and December 31, 2003 and the consolidated unaudited balance sheet of the Company for the fiscal year ended as of December 31, 2004, and the related consolidated audited (unaudited for fiscal year ended as of December 31, 2004) statements of income, retained earnings, stockholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's accountants (collectively referred to herein as the "Company Financial Statements") and (ii) the consolidated unaudited balance sheet of the Company as of January 31, 2005, and the related statements of income, retained earnings, stockholders'

equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to herein as the "Company's Interim Financial Statements") have been delivered by the Company to the Parent. The Company Financial Statements and the Company's Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, (ii) present fairly the financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) except with respect to the Subsidiaries, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent with the past practices of the Company and its Subsidiaries and throughout the periods involved and (iv) will include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and its Subsidiaries and the results of the operations of the Company and its Subsidiaries as of the dates thereof for the periods covered thereby. The books of account and other financial records of the Company: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries and throughout the periods involved, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices. The books of account and other financial records of the Subsidiaries: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein and on a basis consistent with the past practices of the Subsidiaries and throughout the periods involved, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

        2.7    Absence of Undisclosed Liabilities.     The Company and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Company's Interim Financial Statements (the "Company's Most Recent Balance Sheet") as of January 31, 2005 (the "Company's Most Recent Balance Sheet Date"); (ii) obligations under any Company Material Contract (as defined in Section 2.9); and (iii) liabilities or obligations incurred since the Company's Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount.

        2.8    Absence of Certain Changes or Events.     Since the Company's Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

        2.9    Agreements, Contracts and Commitments.

          (a)   The Company Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) of the Company and its Subsidiaries (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any real property (including, without limitation, brokerage contracts) listed or otherwise disclosed in the Company Disclosure Schedule to which the Company or any of its Subsidiaries is a party and all agreements relating to

  Intellectual Property set forth in the Company Disclosure Schedule, being "Company Material Contracts"):

            (i)    each contract, agreement, invoice, purchase order and other arrangement, for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or any of its Subsidiaries or otherwise related to the business of the Company or any of its Subsidiaries under the terms of which: (A) the Company or any of its Subsidiaries is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2005, (B) the Company or any of its Subsidiaries is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company or any of its Subsidiaries, as applicable, without penalty or further payment and without more than 30 days' notice;

            (ii)   each contract, agreement, invoice, sales order and other arrangement, for the sale of inventory or other personal property or for the furnishing of services by the Company or any of its Subsidiaries which: (A) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2005, (B) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company or any of its Subsidiaries, as applicable, without penalty or further payment and without more than 30 days' notice;

            (iii)  all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party;

            (iv)  all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which are not cancelable without penalty or further payment and without more than 30 days' notice;

            (v)   all contracts and agreements relating to indebtedness of the Company or any of its Subsidiaries;

            (vi)  all contracts and agreements with any Governmental Authority to which the Company or any of its Subsidiaries is a party;

            (vii) all contracts and agreements that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

            (viii) all contracts and agreements between or among the Company or any affiliate or Subsidiary of the Company;

            (ix)  all contracts and agreements for providing benefits under any Benefit Plan (as hereinafter defined); and

            (x)   all other contracts and agreements, whether or not made in the ordinary course of the business, which are material to the Company or any of its Subsidiaries or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

          For purposes of this Agreement, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

          (b)   Except as disclosed in the Company Disclosure Schedule, each Company Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any Company Material Contract, as applicable.

          (c)   Except as disclosed in the Company Disclosure Schedule, no other party to any Company Material Contract is in breach thereof or default thereunder.

          (d)   Except as disclosed in the Company Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of the business consistent with past practice, any of the properties or assets of the Company or any of its Subsidiaries.

        2.10    Compliance with Laws.

          (a)   To the Company's knowledge, except as set forth in the Company Disclosure Schedule, each of the Company and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations ("Laws"), and is not in violation of, and has not received any written claim or notice of violation of, any such Laws with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect; provided, however, that, with respect to the representations and warranties set forth in Sections 2.10(b)(iv) and 2.10(b)(v), this sentence shall apply only to periods from and after April 2004. To the Company's knowledge, except as set forth in the Company Disclosure Schedule, no investigation or review by any Governmental Authority is pending or has been threatened, against the Company or any of its Subsidiaries, nor, to the Company's knowledge, has any Governmental Authority indicated an intention to conduct an investigation of the Company or any of its Subsidiaries.

          (b)   To the Company's knowledge, without limiting the generality of the foregoing: (i) the Company Disclosure Schedule lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with Governmental Authorities, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involves, relates to or alleges: (a) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any activity, practice or policy of the Company or any of its Subsidiaries; or (b) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any claim for payment or reimbursement made by the Company or any of its Subsidiaries or any payment or reimbursement paid to the Company or any of its Subsidiaries. Except as set forth on the Company Disclosure Schedule, there are no such violations or irregularities nor are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any government agency, intermediary or carrier with respect to any of the activities, practices, policies or claims of the Company or any of its Subsidiaries or the businesses of the Company or any of its Subsidiaries, or any payments or reimbursements claimed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently subject to any outstanding audit by any such government agency, intermediary or carrier and there are no grounds to anticipate any such audit in the foreseeable future.

          (ii)   Except as set forth on the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Laws.

          (iii)  Neither the Company nor any of its Subsidiaries has submitted any claim to any Payment Program in connection with any referrals that knowingly violated any applicable self-referral Law, including without limitation the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the "Stark Law"), or any applicable state self-referral Law.

          (iv)  From and after April 2004, the Company and each of its Subsidiaries has complied in all material respects with all disclosure requirements of all applicable self-referral Laws, including without limitation the Stark Law and any applicable state self-referral Law.

          (v)   From and after April 2004, neither the Company nor any affiliate or Subsidiary of the Company has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the "Anti-Kickback Statute"), or any applicable state anti-kickback Law.

          (vi)  Neither the Company nor any of its Subsidiaries has submitted any claim for payment to any Payment Program in violation of any Laws relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

          (vii) The Company and each of its Subsidiaries has complied, in all material respects, with all applicable requirements of the Occupational Safety and Health Act and all applicable state equivalents, and with all applicable regulations promulgated under any such legislation, and with all orders, judgments, and decrees of any tribunal under such legislation, that apply to the Company's or any of its Subsidiaries' businesses, and, except as set forth on the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice alleging any violation thereof.

          (viii) The Company and each of its Subsidiaries has complied, in all material respects, with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and all applicable state privacy Laws.

          (ix)  The Company has maintained and complied with a compliance plan regarding the provision of its services, and such compliance plan includes appropriate training and a comprehensive ethical code of conduct.

          (x)   The Company and each of its Subsidiaries possesses and has performed its obligations with respect to all licenses, certificates, authorizations and permits required by the United States Food and Drug Administration (the "FDA"), the State of California Department of Health Services Food and Drug Branch, AMTEC Certification Services or any other federal, state or foreign agencies or bodies engaged in the regulation of medical devices and human tissue except where any failures to possess or make the same, singularly or in the aggregate, would not have a Company Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received notification of any proceeding relating to revocation or modification of any such license, certificate, authorization or permit and has no reason to believe that any such license, certificate, authorization or permit will not be renewed. Each marketing application submitted to the FDA or similar application to foreign regulatory bodies and related documents and information, has been filed, approved (if applicable) and maintained in compliance in all material respects with applicable statutes, rules, regulations, standards, guidelines or orders administered or promulgated by the FDA or other regulatory body.

        2.11    Permits.     The Company Disclosure Schedule contains a true, correct and complete list and summary description of all federal, state, local and foreign governmental licenses, permits, franchises, approvals, registrations, certificates and authorizations ("Permits") necessary for the conduct of the Company's business and the businesses of its Subsidiaries as presently conducted and the ownership and operation of their respective properties and other assets, including, without limitation those that are required under all Environmental Laws (as defined in Section 2.19) (the "Company Permits"). Each Company Permit is valid and in full force and effect as of the date hereof, no Company Permit is subject to any lien, encumbrance, charge, limitation, restriction, probation or other qualification and there is no default under any Company Permit or, to the Company's knowledge, any basis for the assertion of any default thereunder. There is no investigation or proceeding pending or, to the Company's knowledge, threatened, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Company Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company Permit or, to the best of the Company's knowledge, any basis therefor. Except as set forth on the Company Disclosure Schedule, the rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

        2.12    Litigation.     Except as set forth on the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries which, if decided adversely could (a) be considered reasonably likely to result in (i) a Company Material Adverse Effect or (ii) damages payable by the Company or any of its Subsidiaries in excess of $25,000 in the aggregate, or (b) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

        2.13    Restrictions on Business Activities.     Except as set forth on the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have (after giving effect to the Merger) the effect of prohibiting or impairing any current or currently anticipated future business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

        2.14    Employee Benefit Plans.

          (a)    Definitions.    The following capitalized terms have the following meanings:

            "Benefit Plan" means any collective bargaining agreement, any Pension Plan or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, phantom stock, performance, retirement, vacation, severance or termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, medical, dental, vision or other material plan, program, policy, arrangement or Contract (whether or not subject to the Laws of the United States) established, maintained, contributed to or required to be established, maintained or contributed to by the Company or any ERISA Affiliate, in each case, providing benefits to any employee of the Company or any employee of any Subsidiary of the Company, and in each case whether written or oral, informal or formal, subject to ERISA or not. The term "Benefit Plan" shall also include any plan, program, policy, arrangement or Contract with respect to which the Company or any

    ERISA Affiliate may have liability (including potential, secondary or contingent liability) under Title IV of ERISA or otherwise to any person or entity being and including any liability by reason of any person's entity being or having been an ERISA Affiliate.

            "Contract" means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or understanding, whether written or oral.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any person or entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliate service group" with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

            "IRS" means the Internal Revenue Service.

            "Pension Plan" means any "employee pension benefit plan", as defined in Section 3(2) of ERISA.

          (b)    Benefit Plans.

            (i)    The Company Disclosure Schedule contains a list of all Benefit Plans. The Company has delivered to the Parent true and complete copies of (a) each Benefit Plan (including amendments since the most recent restatement) or, in the case of any unwritten Benefit Plans, written descriptions thereof, (b) the annual report (Form 5500) filed with the IRS or the Department of Labor with respect to each Benefit Plan (if any such report was required) for the last three plan years, (c) the most recent determination letter issued to each Pension Plan that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for such plans, (d) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description) for each Benefit Plan for which such a summary plan description is required and any summaries or other communications distributed to participants for each Benefit Plan whether or not required to provide a summary plan description, (e) all personnel, payroll, and employment manuals and policies, (f) each trust agreement, recordkeeping or other third-party agreement and group annuity Contract relating to any Benefit Plan, (g) all notices that were given by the Company, any ERISA Affiliate or any Benefit Plan to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity relating to a Benefit Plan, and (h) all notices that were given by the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other Governmental Entity to the Company or any ERISA Affiliate relating to any Benefit Plan.

            (ii)   Each Benefit Plan has been operated and administered in accordance with its terms and applicable Law. The Company, each ERISA Affiliate and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental entity or distributed to any Benefit Plan participant, beneficiary, or alternate payee have been duly and timely filed or distributed. There are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the knowledge of the Company, threatened against or involving any Benefit Plan and there are no investigations by any governmental entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the knowledge of the Company, threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan. To the knowledge of the Company, there are no unasserted claims that, if pending or threatened, would be of the type described in this section. Neither the Company or any of its Subsidiaries has any liability to the IRS with respect to any Benefit Plan, including any liability imposed under Chapter 43 of the Code.

            (iii)  All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans and applicable Laws, including, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust exempt under Section 501(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the Most Recent Balance Sheet. There is no Lien on the assets of the Company arising under Section 302(f) or 4068(a) of ERISA or Section 412(n) of the Code.

            (iv)  All Pension Plans intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, have received determination letters from the IRS to the effect that such Pension Plans are so qualified and exempt from federal income taxes, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation of any such determination letter been threatened. No such Pension Plan has been amended since the date of its most recent determination letter or application therefore in a manner which would adversely effect the qualification of the Plan. The Company and each ERISA Affiliate has performed all obligations required to be performed by them under, and are not in default under or in violation of, the terms of any Benefit Plan.

            (v)   No transaction prohibited by Section 406 of ERISA and no "prohibited transaction" (as defined in Section 4975 of the Code) has occurred with respect to any Benefit Plan (except for which an exemption is available). None of the Pension Plans has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA) with respect thereto. No employee of the Company or any Subsidiary, or any trustee, administrator or other fiduciary of any Benefit Plan, or any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that could subject the Company or any of its Subsidiaries to any liability for breach of fiduciary duty under ERISA or any other applicable Law (whether such liability is directly against the Company or any of its Subsidiaries or the result of any existing indemnity agreements).

            (vi)  No Benefit Plan is or has ever been (or has ever been the successor or transferee of) a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "defined benefit plan" (as defined in Section 3(35) of ERISA). Neither the Company nor any of its Subsidiaries has any actual or potential, secondary, or contingent liability to any person or entity under Title IV of ERISA and no Pension Plan is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries has contributed to, been required to contribute to, or withdrawn from any "multiemployer plan" (as defined in Section 3(37) of ERISA).

            (vii) Neither the Company nor any of its Subsidiaries ever established, maintained or contributed to, or had an obligation to maintain or contribute to or has or had any liability with respect to, any "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or any "welfare benefits fund" described in Section 419(e) of the Code.

            (viii) Neither the Company nor any of its Subsidiaries has offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment by the Company or any of its Subsidiaries, except to the extent required by the health care continuation (also known as "COBRA") provisions of ERISA and the Code or similar state benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

            (ix)  Neither the Company nor any of its Subsidiaries has any current or projected liability or contingent obligation in respect of medical or other benefits for retired or former employee of the Company or any of its Subsidiaries or any predecessor.

            (x)   Each Benefit Plan (including any such plan covering retirees or other former employees) may be discontinued or terminated without liability to the Company or any of its Subsidiaries on or at any time after the Effective Time.

            (xi)  Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated thereby will result in the payment, vesting, or acceleration of any bonus, stock option or other equity-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any person.

            (xii) Neither the Company nor any of its Subsidiaries have any Benefit Plan in which non-United States employees participate and is not required to maintain any such plan.

            (xiii) Since the Company's formation, no Person is or has been an ERISA Affiliate.

            (xiv) No event has occurred or circumstances exist that may result in (i) a material increase in premium costs of Benefit Plans that are insured, or (ii) a material increase in benefit or administrative costs of Benefit Plans that are self-insured.

            (xv) Neither the Company nor any Subsidiary thereof has a formal plan, commitment, or proposal, whether legally binding or not, or has made a commitment to any individual to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current employee, director or consultant, or former employee, of the Company or any Subsidiary, or any beneficiary or alternate payee of such an individual. No events have occurred or are expected to occur with respect to any Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

        2.15    Properties and Assets.

          (a)   Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Company's Most Recent Balance Sheet or acquired since the Company's Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens.

          (b)   The Company Disclosure Schedule sets forth a true, complete and correct list of each parcel of real property owned or leased by the Company or any of its Subsidiaries. All leases for leased real property of the Company are in full force and effect, are valid and effective in accordance with their respective terms except where any such failure would not reasonably be expected to have a Company Material Adverse Effect, and there is not, under any of such leases, any existing default or event of default (or event which with notice or the lapse of time, or both, would constitute a default) that would give rise to a material claim.

          (c)   The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes of the manufacture of orthopedic devices.

          (d)   All tangible assets which are leased by the Company or any of its Subsidiaries have been maintained with the manufacturers' standards and specifications required by each such lease such that at each such termination of the lease such assets can be returned to their owner without any further material obligation on the part of the Company or any of its Subsidiaries with respect thereto.

          (e)   At the Effective Time, the tangible and intangible assets (including leased assets) that will be acquired by the Surviving Corporation as a result of the Merger shall be, when utilized by a labor force substantially similar to that employed by the Company and its Subsidiaries on the date hereof, adequate to conduct the manufacture and distribution of orthopedic devices as currently conducted by the Company and its Subsidiaries.

        2.16    Insurance.

          (a)   The Company and its Subsidiaries maintain policies of insurance and bonds with reputable companies against loss relating to their business, operations and properties and such other risks as companies engaged in similar business would, in accordance with good business practice, customarily insure (the "Insurance Policies"). All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.

          (b)   The Insurance Policies are in full force and effect and there are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion. Except as set forth in the Company Disclosure Schedule, since January 1, 2002 neither the Company nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

        2.17    Taxes.

          (a)   For purposes of this Agreement, a "Tax" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, value added, ad valorem, transfer, franchise, payroll, recapture, employment, imports, exports and licenses, together with excise, real and personal property withholding (of wages, dividends, interest and/or royalties) taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

          (b)   Each of the Company and its Subsidiaries has accurately prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, "Returns") relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and all such Returns are true, complete and correct in all material respects.

          (c)   Each of the Company and its Subsidiaries: (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise; (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise; and (iii) has kept all records that it is required to keep for taxation purposes, such records being available for inspection at the premises of the Company.

          (d)   There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries that is not both (i) described on the Company Disclosure Schedule, and (ii) accurately reflected as a liability on the Company Most Recent Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor is there any pending audit, action, suit, proceeding, investigation or other examination regarding material Taxes for which the Company or any of its Subsidiaries may have liability. There are no material Tax Liens on any assets of the Company or on any assets of any Subsidiary of the Company.

          (e)   Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, considered individually or considered collectively with any other such contracts, would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or 162(m) of the Code (or any comparable provision of state or foreign Tax laws). Neither the Company nor any of its Subsidiaries is, or has ever been a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar contract or agreement.

          (f)    Neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for and reserved for on the Company's Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

        2.18    Environmental Matters.

          (a)   The Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all Permits required under all applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

          (b)   The Company has not received any written communication from a Governmental Authority or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any Permit required under any applicable Environmental Law, or that it is responsible (or potentially responsible) for the cleanup of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto, and the Company has no knowledge that there are conditions existing at such facilities that could reasonably be expected to prevent or interfere with such full compliance in the future.

          (c)   The Company has no knowledge of any past or present facts, circumstances or conditions, including, without limitation, the release of any Materials of Environmental Concern, that could reasonably be expected to result in a claim against the Company or any of its Subsidiaries under any Environmental Law.

          (d)   The Company has made available to Parent true, complete and correct copies of all the Company's environmental documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws.

          (e)   None of the facilities used by the Company or any of its Subsidiaries is, or has ever been to the knowledge of the Company, a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for chemicals used in the ordinary course of business of the Company and its Subsidiaries, all of which chemicals have been stored and used in strict compliance with all applicable Permits and Environmental Laws.

          (f)    Neither the Company nor any of its Subsidiaries has received written notice of, or is to the knowledge of the Company the subject of, any federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to any alleged violations of Environmental Laws.

          (g)   For purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in any Environmental Law, as hereinafter defined. "Environmental Law" shall mean any federal, state, local or foreign law, statute, ordinance, code, or any rule or regulation of a Governmental Authority having jurisdiction over the Company, implementing such law, statute, ordinance, code, rule or regulation and any applicable case law or administrative decision having the force of law, in each case existing and in effect on the date hereof relating to pollution or protection of public health, welfare or the environment, including, without limitation, any statute or regulation pertaining to: (i) management, handling, use, treatment, storage, disposal, release, discharge, generation or transportation of Materials of Environmental Concern; (ii) air and water pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) aboveground or underground storage tanks, vessels and containers; (vi) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and (vii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern. "Materials of Environmental Concern" shall mean any substance, waste, or material that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation: (a) any "hazardous substance," "pollutant" or "contaminant," and any "petroleum" or "natural gas liquids" as those terms are defined or used under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), (b) "solid waste" as defined by the federal Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), (c) asbestos or a material containing asbestos, (d) any material that contains lead or lead-based paint, (e) any item or equipment that contains or is contaminated by polychlorinated biphenyls, (f) any radioactive material, (g) urea formaldehyde, or (h) any substance the presence or release of which requires reporting, investigation or remediation under any Environmental Law.

        2.19    Intellectual Property.

        For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (collectively, the "Trademarks"); (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "Company Intellectual Property" shall mean any Intellectual Property, including, without limitation, all Registered Intellectual Property, as defined below, that is owned by, or licensed to, the Company.

          "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

          (a)   A list of the Company Registered Intellectual Property, and all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its Subsidiaries, other than licenses for general business software purchased off the shelf, is set forth in the Company Disclosure Schedule.

          (b)   No Company Intellectual Property or product or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation of any Governmental Entity restricting in any manner the use, transfer, or license thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (c)   Except as set forth on the Company Disclosure Schedule and except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect, all necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (d)   Except as set forth on the Company Disclosure Schedule, the Company and its Subsidiaries own and have full and exclusive legal and equitable title to each item of Company Intellectual Property free and clear of any Encumbrance. A complete and accurate list of all agreements relating to Company Intellectual Property, including any license agreements and development agreements (but excluding any standard inventor agreements) is set forth on the Company Disclosure Schedule. Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, the Company or one of its Subsidiaries, as applicable, is the exclusive owner of all Trademarks for the goods and services with which those marks are currently used in connection with the operation or conduct of the business of the Company or any of its Subsidiaries, including the sale of any products or the provision of any services by the Company or any of its Subsidiaries. It is understood and acknowledged that the Trademarks are used by other entities on and in connection with other goods and services.

          (e)   Each of the Company and its Subsidiaries, as applicable, owns, and has good legal and equitable title to, or has valid and enforceable licenses (to the knowledge of the Company, sufficient for the conduct of their businesses as currently conducted and proposed to be conducted) for all copyrightable works currently used in its business except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

          (f)    Except as set forth in the Company Disclosure Schedule, to the extent that any Intellectual Property currently used in the Company's or any of its Subsidiaries' businesses has been developed or created by a third party for the Company or any of its Subsidiaries, as applicable, the Company or such of its Subsidiaries has a written agreement with such third party with respect thereto that provides the Company or such Subsidiary either (i) exclusive ownership of all such third party Intellectual Property, or (ii) a license, sufficient for the conduct of their respective businesses as currently conducted to all such third parties' Intellectual Property by operation of law or by valid and enforceable assignment, transfer or license.

          (g)   Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any license with respect to, any Intellectual Property currently used in their respective businesses that is or was Company Intellectual Property, to any third party.

          (h)   All contracts, license agreements and other agreements relating to the Company Intellectual Property currently used in the Company's or any of its Subsidiaries' businesses as currently conducted or proposed to be conducted are in full force and effect. Except as set forth in the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Each of the Company and its Subsidiaries is in compliance with, and has not breached and has not committed any action or omission that could reasonably be expected to result in such a breach of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. At the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

          (i)    The operation of the businesses of the Company and its Subsidiaries as such businesses are currently conducted, including the design, development, marketing and sale of the products or services of the Company or any of its Subsidiaries (including with respect to products currently under development) and the Company's or any of its Subsidiaries' use of the Company Intellectual

  Property, to the knowledge of the Company, has not, does not and will not infringe, dilute or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (j)    Except as provided in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice from any third party and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any threat, that the operation of the business of the Company or any of its Subsidiaries or any act, product or service of the Company or any of its Subsidiaries, infringes, dilutes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (k)   Except as set forth on the Company Disclosure Schedule, to the knowledge of the Company no person has or is infringing, diluting or misappropriating any Company Intellectual Property or unfairly competing with the Company or any of its Subsidiaries.

          (l)    Each of the Company and its Subsidiaries has taken reasonable steps to protect its rights in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or its Subsidiaries. Except under confidentiality obligations, there has not been disclosure by the Company or any of its Subsidiaries of any such trade secrets or confidential information.

        2.20    Brokers.     Except as set forth in the Company Disclosure Schedule, no broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        2.21    Certain Business Practices.     Neither the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment.

        2.22    Government Contracts.     Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority and, to the knowledge of the Company, no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any of its Subsidiaries or the Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

        2.23    Interested Party Transactions.     Except as set forth in the Company Disclosure Schedule, none of the Company, its Subsidiaries or any of their respective officers and employees have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person in an attempt to influence any such person to take or to refrain from taking any action relating to the Company or any of its Subsidiaries.

        2.24    Customers.     Listed in the Company Disclosure Schedule are the names of all the customers of the Company that ordered goods or merchandise from the Company with an aggregate value of $25,000 or more during the twelve-month period ended January 31, 2005 and the amount for which each such customer was invoiced during such period. Except as disclosed in the Company Disclosure Schedule, the Company has not received any notice and has no reason to believe that any significant customer of the Company has ceased, or will cease, to use the products, equipment, goods or services of the Company or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

        2.25    Suppliers.     Listed in the Company Disclosure Schedule are the names of all the suppliers from which the Company ordered raw materials, supplies, merchandise and other goods with an aggregate purchase price of $25,000 or more during the twelve-month period ended January 31, 2005 and the amount for which each such supplier invoiced the Company during such period. Except as disclosed in the Company Disclosure Schedule, the Company has not received any notice and has no reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Company, subject to general and customary price increases.

        2.26    Key Employees; Labor.     (a) The Company Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 2001, 2002, 2003 and 2004, the date of employment and a description of position and job function of each current salaried employee or officer of the Company and any of its Subsidiaries whose annual compensation exceeded (or, in 2005, is expected to exceed) $100,000.

        (b)   All directors, officers, management employees, and technical and professional employees of the Company and any of its Subsidiaries are under written obligation to the Company or any of its Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or any of its Subsidiaries, as applicable, all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

        (c)   Neither the Company nor any of its Subsidiaries has been nor is any of them a party to any collective bargaining or other labor contract. Except as set forth in the Company Disclosure Schedule, there has not been and there is not presently pending or existing, nor is there a threatened (a) strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting the Company or any of its Subsidiaries or their premises, or (c) application for certification of a collective bargaining agent. To the knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any of its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither the Company nor any of its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

        2.27    Payment Programs.     (a) All Payment Programs in which the Company or any of its Subsidiaries has participated at any time during the last three years are listed on the Company Disclosure Schedule (the "Company Payment Programs"). For purposes of this Agreement, the term "Payment Programs" means Medicare, TRICARE, Medicaid, Worker's Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs. The Company or any of its Subsidiaries, as applicable, is a participating provider, in good standing, in each Company Payment Program. There is no threatened or pending or concluded investigation, or civil, administrative or criminal proceeding relating to the Company's or any of its Subsidiaries' participation in any Payment Program. Neither the Company nor any Subsidiary is subject to, nor has any of them been subjected to, any pre-payment utilization review or other utilization review by any Payment Program. No Payment Program has requested or threatened any recoupment, refund, or set-off from the Company or any of its Subsidiaries and there is no basis therefor. No Payment Program has imposed a fine, penalty or other sanction on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been excluded from participation in any Payment Program. Neither the Company nor any of its Subsidiaries has knowingly submitted to any Payment Program any false or fraudulent claim for payment, nor has the Company or any of its Subsidiaries at any time knowingly violated any condition for participation, or any rule, regulation, policy or standard of, any Payment Program. All Medicare costs reports, if any, for all periods prior to the Effective Time have been accurately completed and timely filed.

        (b)   Neither the Company nor any of its Subsidiaries, affiliates, directors, officers or employees directly or indirectly: (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present patient or customer, past or present medical director, physician, other health care provider, supplier, contractor, third party, or Payment Program in order to induce or directly or indirectly obtain business or payments from such person, including without limitation any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including without limitation in money, property or services) to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Payment Program or any other person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. All billing practices of the Company and its Subsidiaries with respect to all Payment Programs have been true, fair and correct and in compliance in all material respects with all applicable laws, and all regulations and policies of all such Payment Programs, and neither the Company nor any of its Subsidiaries has knowingly billed for or received any payment or reimbursement in excess of amounts permitted by law or the rules and regulations of Payment Programs or contracts therewith.

        2.28    Products.     Each of the products produced, licensed or sold and services rendered by the Company or any of its Subsidiaries ("Products") (i) is, and at all times has been, in compliance in all material respects with all applicable Laws, and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such Product or in connection with its sale. Neither the Company nor any of its Subsidiaries has knowledge of any design defect with respect to any Products and each of such Products contains adequate warnings in accordance with applicable Laws and current industry practice with respect to its contents and use.

        2.29    Inventories.     Except as set forth in the Company Disclosure Schedule, all of the inventory of the Company and its Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of items of a quality and quantity usable or saleable in the ordinary course of the businesses of the Company and its Subsidiaries as first quality goods at prices having a value equal to the amounts reflected on the Most Recent Balance Sheet or, with respect to the Company's after-acquired inventory, at least equal to the cost thereof plus markups consistent with GAAP. Each item of such inventory is valued on the Most Recent Balance Sheet at the lower of cost or market, by the first-in first-out method, in accordance with GAAP. The Company's and its Subsidiaries' inventories and supplies are on the date hereof, and will be at the Effective Time, at normal and adequate levels for the continuation of such businesses in the ordinary course.

        2.30    Books and Records.     The minute books of the Company and its Subsidiaries contain true, complete and correct records of all actions taken at meetings of the Company's and its Subsidiaries' shareholders, boards of directors and committees thereof and of all written consents executed in lieu of the holding of a meeting and of all other matters set forth therein and have been maintained in a manner consistent with good business practice.

        2.31    Information Statement.     The information statement to be sent to the shareholders in connection with the Merger (such information statement, as the same may be amended or supplemented, the "Information Statement") shall not, on the date the Information Statement is first mailed to the shareholders of the Company or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication by the Company to its shareholders with respect to the Merger.

        2.32    Disclosure.     No representation or warranty of the Company contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of the Company and its Subsidiaries to Parent or its agents pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances not misleading. The projections of the Company's future operations made available to Parent by the Company (the "Projections") contain the Company's best estimates as to the matters stated therein. The basis on which the Projections were made were reasonable when made, and since the date when made there have been no occurrences, developments or facts, to the knowledge of the Company, which would cause the members of the Company's management to believe either that the Projections are not reasonable or that the assumptions on which they are based are incorrect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1    Organization.     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in corporate and tax good standing under the laws of its respective state of incorporation.

        3.2    Authority; No Conflict; Required Filings.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings are necessary.

          (b)   This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

          (c)   The execution and delivery of this Agreement do not, and the performance by either Parent or Merger Sub of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) its Certificate of Incorporation, Bylaws or other equivalent organizational documents; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to it, or by which any of its properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which it is a party or by which its properties may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Parties to consummate the Merger on a timely basis.

          (d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger and related officers' certificates with the Secretary of State of the State of California in accordance with the CCC; and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, could not reasonably be expected to impair in any material respect the ability of the Parties to consummate the Merger on a timely basis.

        3.3    Compliance with Laws.     Each of Parent and Merger Sub has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to impair in any material respect the ability of the Parties to consummate the Merger on a timely basis.

        3.4    Litigation.     There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub which, if decided adversely could reasonably be expected to impair in any material respect the ability of the Parties to consummate the Merger on a timely basis.

        3.5    Brokers.     No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        3.6    Interim Operations of Merger Sub.     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

        4.1    Conduct of Business Pending the Merger.

          (a)   The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VII (such period being hereinafter referred to as the "Interim Period"), except as expressly required by this Agreement or unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each of the Company and its Subsidiaries: (i) shall conduct its business only in the ordinary course of business, consistent with past practice and according to the plans and budgets previously made available to Parent; (ii) shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) shall use its reasonable best efforts to preserve intact its business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Company Material Contracts and preserve their relationships, customers, licensees, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent:

            (i)    amend its Articles of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

            (ii)   issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock issuable pursuant to the Company Stock Plan);

            (iii)  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or interest in or securities of any of its Subsidiaries;

            (iv)  sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for sales of inventory and equipment in the ordinary course of business and not material in amount, either individually or in the aggregate;

            (v)   declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

            (vi)  split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

            (vii) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property;

            (viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

            (ix)  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the ordinary course of business and as otherwise permitted under any loan or credit agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement;

            (x)   authorize any capital expenditures in excess of $250,000 in the aggregate;

            (xi)  take or permit to be taken any action to: (A) increase the compensation payable to its officers or employees, except for increases in salary or wages in accordance with agreements entered into prior to the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee except in accordance with agreements entered into before the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (D) enter into any collective bargaining agreement; or (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees;

            (xii) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

            (xiii) create, incur, suffer to exist or assume any Lien on any of its material properties, facilities or other assets;

            (xiv) other than in the ordinary course of business: (A) enter into any Company Material Contract; (B) modify, amend or transfer in any material respect or terminate any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; or (C) enter into or extend any lease with respect to real property;

            (xv) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

            (xvi) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

            (xvii) pay, discharge, satisfy or settle any material litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that involve only the payment of non-material amounts of cash and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

            (xviii) amend the terms of any outstanding options under the Company Stock Plan;

            (xix) except for insurance coverage that will terminate as a result of the transactions contemplated hereby, fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

            (xx) fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company and its Subsidiaries, improve the conditions of the properties, facilities and equipment of the Company and its Subsidiaries, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

            (xxi) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Article II of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Article VI of this Agreement not being satisfied as of the Closing Date; or

            (xxii) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

          (b)   During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to: (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with Parent in communicating with suppliers and customers to accomplish the orderly transfer of the business and operations of the Company and its Subsidiaries to the control of the Parent on the Closing Date.

        4.2    No Solicitation of Other Proposals.     The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent, initiate, solicit, encourage, consider, entertain or otherwise consider any other offers for or inquiries about, or hold discussions with any person regarding, the acquisition of any assets or capital stock of the Company. The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent, engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any person relating to the acquisition of any assets or capital stock of the Company, whether initiated before or after this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the acquisition of any assets or capital stock of the Company. The Company will notify Parent immediately of any inquiries or proposals received by the Company and the name of such person and the material terms and conditions of any proposals or offers.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1    Access to Information; Confidentiality.

          (a)   Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the Parent reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. The Company shall make available to Parent any appropriate individuals for discussion of its business, properties and personnel as Parent may reasonably request. No investigation pursuant to this Section 5.1(a) shall affect any representations or warranties of the Company contained herein or the conditions to the obligations of the Company hereto.

          (b)   The Parties shall keep all information obtained pursuant to Section 5.1(a) confidential in accordance with the Confidentiality Agreement dated January 21, 2005 between the Company and HealthpointCapital Partners, L.P. ("Confidentiality Agreement").

        5.2    Reasonable Efforts; Further Assurances.

          (a)   Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

          (b)   Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

        5.3    Stock Options; Warrants.     At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Option Plan, and any and all other options and warrants or other rights to purchase shares of company common Stock, whether vested or unvested, if not exercised, shall be cancelled or deemed to have been exercised pursuant to Section 1.7(a) above, without any action by the holders thereof.

        5.4    Employee Benefits.

          (a)   Parent agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall remain employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a "Company Employee"); provided, however, that this Section 5.4(a) shall not be construed to limit the ability of the Surviving Corporation, or the Parent or any of its Subsidiaries to terminate the employment of any Company Employee at any time.

          (b)   After the Effective Time the Company Employees shall be eligible to participate in the employee benefit plans of Parent to the same extent as any similarly situated and geographically located employee of Parent.

        5.5    Notification of Certain Matters.

          (a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event, the occurrence or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

          (b)   Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

        5.6    Public Announcements.     Except as otherwise required by applicable law, court process or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Article VII, neither the Company nor Parent shall, nor shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

        5.7    Indemnification of Directors and Officers.     Parent shall not, for a period of six years following the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Company's Certificate of Incorporation or Bylaws for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

        5.8    FIRPTA Compliance Pre-Closing.     The Surviving Corporation shall, as soon as practicable after the Effective Time, deliver to Parent a statement conforming to the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the regulations of the IRS in form and substance, certifying that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code. In addition, simultaneously with the delivery of such statement, the Company shall provide to Parent, as agent for the Company, a form of notice to the IRS conforming to the requirements of Section 1.897-2(h)(2) of such regulations, together with written authorizations to Parent to deliver such notifications to the IRS after the Effective Time.

        5.9    Tax Matters.

          (a)    Filing of Returns.    Parent shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to or including the

  Effective Time that are due after the Effective Time and all other tax returns due after the Effective Time. Parent shall permit the Indemnification Representative to review and comment on all tax returns filed for the Company for any period for which the Company may have an indemnification obligation under this Agreement, and shall make such revisions to such tax returns as are reasonably requested by the Indemnification Representative. The Indemnification Representative shall be entitled to review and participate in the preparation of such tax returns, such tax returns shall be prepared consistent with past practices, and no position can be taken on the tax returns that would give rise to an indemnification obligation of the Company hereunder, without the prior written consent of the Indemnification Representative. Neither Parent nor the Surviving Corporation shall file any amended Tax Return with respect to taxable periods subject to indemnification by the Company hereunder and during the survival period thereof without the prior written consent of the Indemnification Representative. Nothing contained in this Section 5.9 or in any other provision hereof shall be deemed to have been breached by reason of any change or adoption of a new fiscal year by Parent and/or any change of an accounting practice that is in compliance with applicable law and GAAP, including any Tax law.

          (b)    Tax Controversies; Assistance and Cooperation.

            (i)    Notice.    In the event any Tax authority informs or is deemed to inform Parent or the Surviving Corporation of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the Company may incur liability hereunder, the party so informed shall promptly notify the Indemnification Representative in writing of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If an Indemnified Person fails to provide the Indemnifying Person prompt notice of such asserted Tax liability, then (1) if the Indemnifying Person is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give the required notice, the Indemnifying Person shall have no obligation to indemnify the Indemnified Person for Taxes arising out of such asserted Tax liability, and (2) if the Indemnifying Person is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide the required notice results in a monetary detriment to the Indemnifying Person, then the Indemnified Person shall promptly reimburse to the Indemnifying Person such amounts.

            (ii)    Control Rights.    With respect to any examination, audit, contest, appeal or other proceeding relating to Taxes of the Company that could give rise to indemnification obligations of the Company hereunder, the Indemnification Representative shall have the right to control the contest and settlement of any such proceeding in accordance with Section 8.4(b).

            (iii)    Assistance and Cooperation.    The Indemnification Representative on the one hand, and Parent and the Surviving Corporation, on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each Party making all relevant information and documents in its possession relating to the Company and available to the other Party. The Parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any Party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

          (c)   For the purposes of this Agreement, the Indemnified Person shall not be treated as having incurred any Losses related to Taxes until such time as there has been a final disposition as to the Tax at issue.

          (d)   Without the prior written consent of Parent, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

ARTICLE VI

CONDITIONS OF MERGER

        6.1    Conditions to Obligation of Each Party to Effect the Merger.     The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

          (a)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.

        6.2    Additional Conditions to Obligations of Parent.     The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by the Parent, in whole or in part, to the extent permitted by the applicable law:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in Article II shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

          (c)    No Material Adverse Effect.    From and after the date hereof, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or could reasonably be expected to result in a Company Material Adverse Effect.

          (d)    Opinion of Counsel.    Parent and Merger Sub shall have received the opinion of Holland & Knight LLP, counsel to the Company, dated the Closing Date, in the form and to the effect as Parent and Merger Sub may reasonably request.

          (e)    Escrow Agreement; Paying Agent Agreement.    The Company, the Indemnification Representative and the Escrow Agent or the Paying Agent, as the case may be, shall have executed and delivered to Parent the Escrow Agreement and the Paying Agent Agreement.

          (f)    Dissenters' Rights.    Holders of at least eighty percent (80%) of the outstanding shares of Company Common Stock shall have consented to the Merger in accordance with the CCC.

          (g)    Absence of Litigation.    No shareholder of the Company shall have commenced any litigation relating to this Agreement or the transactions contemplated thereby, other than in connection with the exercise of appraisal rights pursuant to the CCC.

        6.3    Additional Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by the applicable law:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained Article III shall be true and correct in all material respects as of when made and on and as of the Effective Time, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President of Parent.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the President of Parent.

          (c)    Certificate.    Each of Parent and Merger Sub shall have delivered to the Company (i) a copy of the resolutions of its board of directors authorizing the Merger, and (ii) its certificate of incorporation and by-laws, in each case certified as true, complete and correct by one of its chief executive officers.

          (d)    Personal Guarantees.    All personal guarantees issued by ShunshiroYoshimi for Company obligations shall have been terminated.

        6.4    Actions to be Taken on Initial Funding and Consent Date.     The actions to be taken on the Initial Funding and Consent Date pursuant to Section 1.13(a) are further conditions to the Closing and the obligations of each of Parent and the Company to effect the Merger. If the actions of Parent and the Company, respectively, provided for in Sections 1.13(a)(i) and 1.13(a)(ii) are not taken as provided in Section 1.13, this Agreement shall be deemed to have terminated pursuant to Section 7.1(a) unless otherwise agreed in writing by the Parties.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.     This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a)   by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Parent and the Company;

          (b)   by either Parent or the Company if the Merger shall not have been consummated on or before the Consent Deadline; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

          (c)   by either Parent or the Company, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

          (d)   by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(d)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(d)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after written notice thereof to the Company; or

          (e)   by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(e)), or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the

  Effective Time for purposes of this Section 7.1(e)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after written notice thereof to Parent.

        7.2    Effect of Termination.     Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.1(b), 5.6, 7.3 and Article X, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

        7.3    Fees and Expenses.     All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated, subject to Section 1.7(a).

        7.4    Amendment.     Except as is otherwise required by applicable law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Indemnification Representative.

        7.5    Waiver.     At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE VIII

INDEMNIFICATION

        8.1    Definitions.     As used in this Agreement, the following terms shall have the following meanings:

          (a)   "Event of Indemnification" shall mean the following:

            (i)    the untruth, inaccuracy or breach of any representation or warranty contained in Article II of this Agreement, or in the Company Disclosure Schedule, or any document delivered in connection herewith;

            (ii)   the breach of any agreement or covenant of the Company contained in this Agreement or in the Company Disclosure Schedule, or any document delivered in connection herewith;

            (iii)  any claim, demand, liability or obligation sustained or suffered by the Company, Parent or the Surviving Corporation, or any of them, arising from or in connection with (A) the action of the shareholders of the Company required to approve the transactions contemplated by this Agreement, (B) any assertion of impropriety by any shareholder of the Company against the Company, Parent or the Surviving Corporation, or any of them, with respect to any actions or transactions of or involving the Company prior to or at the Effective Time (including without limitation, the actions and transactions contemplated by this Agreement), or (C) any Dissenting Share Payments; or

            (iv)  subject to Section 5.9(b)(ii), any claim, demand, liability or obligation sustained or suffered by the Company, Parent or the Surviving Corporation, or any of them, for all Taxes

    (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

          (b)   "Indemnified Persons" shall mean and include Parent, Merger Sub and the Surviving Corporation and their respective Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing.

          (c)   "Indemnifying Persons" shall mean and include each of the shareholders of the Company and its, his or her respective successors, assigns, heirs and legal representatives and estate.

          (d)   "Losses" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Section 8.2 hereof.

        8.2    Indemnification Generally.

          (a)   The Indemnifying Persons shall indemnify and hold harmless the Indemnified Persons from and against any and all Losses arising from or in connection with any Event of Indemnification, which shall first be paid from the Indemnification Holdback and then by each Indemnifying Person from amounts not contained in the Indemnification Holdback; provided that the indemnification obligations of shareholders of the Company beyond amounts deposited in the Indemnification Holdback shall be limited to their pro-rata portion of the aggregate Merger Consideration. The Indemnifying Persons shall each have a right of contribution from all other Indemnifying Persons. Such right of contribution shall be enforceable by any Indemnifying Person who has paid the entire amount of any Loss or more than such person's pro rata share of any Loss. Such right of contribution shall be limited to the excess amount of any Loss paid by the Indemnifying Person over such person's pro rata share of the Loss. In no event shall any Indemnifying Person be compelled to make a contribution beyond such person's pro rata share of a Loss. For purposes of the right of contribution provided in this Section 8.2(a), an Indemnifying Person's pro rata share of any Loss shall be the percentage determined by dividing such person's share of the Merger Consideration by the total amount of the Merger Consideration.

          (b)   Notwithstanding any of the foregoing, nothing contained in this Section 8.2 shall in any way limit, impair, modify or otherwise affect the rights of the Indemnified Persons nor shall there be any limitation of liability of Indemnifying Persons in connection with any of such rights of the Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to the Indemnified Persons based upon an allegation or allegations that the Company and/or the Indemnifying Persons, or any of them, had an intent to defraud or made a willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement or the Related Agreements and the transactions contemplated hereby or thereby or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines that the Company and/or the Indemnifying Persons, or any of them, had an intent to defraud or made a willful misrepresentation or omission of a material fact in connection with this Agreement and the transactions contemplated hereby or thereby.

          (c)   Notwithstanding the foregoing, the Indemnifying Persons shall not be required to pay any amount with respect to any claim pursuant to this Article VIII unless (i) the amount of Losses for a single claim is at least $5,000 and (ii) the aggregate of all Losses exceeds $100,000, in which event the Indemnifying Persons shall be liable for the amount of all such Losses; provided, however, that the $100,000 "basket" will not apply to any intentional breach by the Company of any covenant or obligation set forth in this Agreement. The Indemnifying Persons' liability (for indemnification or otherwise) with respect to claims under this Article VIII shall not exceed

  (x) until the date six (6) months after the date hereof, $5,000,000, and (y) from the date six (6) months after the date hereof until the date twelve (12) months after the date hereof, $3,000,000; provided, however, that this limitation shall not apply with respect to claims arising from the breach of Section 2.1, 2.2, 2.3, 2.4, 2.5, 2.17 or 2.18 or from fraudulent, willful or intentional misrepresentations or omissions of the Company.

        8.3    Assertion of Claims.     No claim shall be brought under Section 8.2 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnification Representative (as defined below in Section 8.6(a) hereof) (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to Section 8.4 of any Third Party Claim (as defined below in Section 8.4 hereof), the existence of which might give rise to such a claim but the failure so to provide such notice to the Indemnification Representative will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim). Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date (defined below) for the enforcement of their rights under Section 8.2 hereof.

        8.4    Notice and Defense of Third Party Claims.     Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

          (a)   The Indemnified Persons shall promptly give written notice to the Indemnification Representative of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnification Representative will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Person and they were not otherwise aware of such action or claim).

          (b)   The Indemnification Representative shall have the right to contest, negotiate or settle any Third Party Claim through counsel of his own selection, reasonably satisfactory to Parent and solely at the Indemnification Representative's own cost and expense. Notwithstanding the preceding sentence, the Indemnification Representative shall not settle, compromise or offer to settle or compromise any Third Party Claim without the prior consent of Parent, which consent shall not be unreasonably withheld. Parent shall not have the right to object to a settlement which consists solely of the payment of a monetary damage amount and which is subject to full indemnification under this Article VIII. If the Indemnification Representative fails to give written notice to the Indemnified Persons of its intention to contest or settle any such Third Party Claim, within twenty (20) calendar days after the Indemnified Persons have notified the Indemnification Representative that any such claim has been made in writing and received by the Indemnified Persons, or if any such notice is given but is not promptly contested by the Indemnification Representative, the Indemnified Persons shall have the right to (a) satisfy and discharge the same by payment, compromise, or otherwise, in accordance with procedures set forth in the Escrow Agreement, or (b) entirely within their own discretion, defend any such claim, in which event the Indemnified Persons shall be entitled to indemnification to the full extent of the Indemnification Holdback for any and all indemnifiable amounts that the Indemnified Persons may sustain or become subject to as a result of the decision to defend such Third Party Claim.

          (c)   The Indemnification Representative and the Indemnifying Persons, on the one hand, and the Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

        8.5    Survival of Representations and Warranties.     The representations and warranties of Parent and Merger Sub shall survive the Closing. The representations and warranties made by the Company in Article II shall survive the Effective Time for a period of one (1) year after the Effective Time; provided, however, that (a) claims, if any, asserted in writing prior to the expiration of such period identified as a claim for indemnification pursuant to this Article VIII shall survive until finally resolved and satisfied in full, and (b) claims, if any, which are related to a breach of Section 2.1, 2.2, 2.3, 2.4, 2.5, 2.17 or 2.18, or which are based upon fraud, shall survive through the end of the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the end of such period. For convenience of reference, the date upon which any representation and warranty contained herein shall terminate is referred to herein as the "Survival Date." Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company contained in this Agreement (i) are being given by the Company on behalf of the shareholders of the Company and for the purpose of binding the shareholders of the Company to the terms and provisions of this Article VIII and the Escrow Agreement, and as an inducement to Parent and Merger Sub to enter into this Agreement and to approve the Merger (and the Company acknowledges that Parent and Merger Sub have expressly relied thereon) and (ii) are solely for the benefit of the Indemnified Persons and each of them. Accordingly, no third party (including, without limitation, the shareholders of the Company or anyone acting on behalf of any thereof) other than the Indemnified Persons, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Company or the Surviving Corporation with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article VIII or otherwise. All covenants and agreements contained herein shall survive until fully performed in accordance with their respective terms.

        8.6    Indemnification Representative.

          (a)   Upon approval of the Merger, the shareholders of the Company shall be deemed, for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the Effective Time, ShunshiroYoshimi, as their agent and attorney-in-fact (the "Indemnification Representative") to take all action required or permitted under this Agreement, the Escrow Agreement, including, without limitation, the execution and delivery of the Escrow Agreement, on behalf of the shareholders of the Company, the giving and receiving of all notices and consents and the execution and delivery of all documents, including any amendments of any non-material term or provision hereof or of the Escrow Agreement, and the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under Article VIII hereof or the Escrow Agreement.

          (b)   In the event of the death, physical or mental incapacity or resignation of the Indemnification Representative, the shareholders of the Company, by majority vote (based on the Pro Rata Portion of the Indemnification Holdback then being held by the Escrow Agent) shall promptly appoint a substitute and shall advise Parent thereof. As between the Indemnification Representative and the shareholders of the Company, the Indemnification Representative shall not be liable for, and shall be indemnified by the shareholders of the Company or provided with insurance against, any good faith error of judgment on its part or any other act done or omitted by it in good faith in connection with his duties as Indemnification Representative, except for gross negligence or willful misconduct. The Indemnification Representative may consult with professional advisors of his choice. The Indemnification Representative shall not be responsible for the genuineness or validity of any document and shall have no liability for acting in accordance with any written instructions given to him and believed by him to be signed by the proper parties. All expenses incurred by the Indemnification Representative in performing his duties (including fees and expenses of attorneys and other professional advisors) and any indemnification to be provided to the Indemnification Representative shall be paid from the Escrow Amount.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Notices.     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

          (a)   If to Parent or Merger Sub:

      c/o HealthpointCapital Partners, L.P.
      505 Park Avenue
      12th Floor
      New York, New York 10022
      Telecopier: (212) 935-6878
      E-Mail: jfoster@healthpointgroup.com
      Attention: John H. Foster, Managing Director

      With copies to:

      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
      666 Third Avenue, 25th Floor
      New York, NY 10017
      Telecopier: (212) 935-3115
      E-Mail: scurley@mintz.com
      Attention: Stephen C. Curley, Esq.

          (b)   If to the Company:

      Alphatec Manufacturing, Inc.
      6110 Corte Del Cedro
      Carlsbad, CA 92009
      Telecopier: (760) 431-1573
      E-Mail: LYalpha@aol.com
      Attention: Linda Young, Senior Vice President

      With a copy to:

      Holland & Knight LLP
      633 West Fifth Street, 21st Floor
      Los Angeles, California 90071
      Telecopier: (213) 896-2450
      E-Mail: gerold.libby@hklaw.com
      Attention: Gerold W. Libby, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

        9.2    Interpretation.     When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.3    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        9.4    Entire Agreement.     This Agreement (including all exhibits and schedules hereto and thereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement) both written and oral, among the Parties with respect to the subject matter hereof.

        9.5    Assignment.     This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

        9.6    Parties in Interest.     Except as set forth in Section 5.7, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.7    Failure or Indulgence Not Waiver; Remedies Cumulative.     No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        9.8    Governing Law; Enforcement.     This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of California. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the personal jurisdiction of the state courts of the State of California in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (d) consents to service of process by delivery pursuant to Section 9.1 hereof.

        9.9    Attorneys Fees.     If any legal action or dispute arises under this Agreement, or arises by reason of any asserted breach of it, the prevailing party (including any and all Indemnifying Parties) shall be entitled to recover its reasonable attorneys' fees and all other costs and expenses incurred in connection with settling or resolving such dispute, in addition to any other relief to which that party may be entitled.

        9.10    Counterparts.     This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        9.11    Certain Definitions.     For purposes of this Agreement, unless the context otherwise requires, the term:

          (a)   "affiliate" means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, but not limited to, any partnership or joint venture in which the Person (either alone, or through or together with any of its Subsidiaries) has, directly or indirectly, an interest of 5% or more.

          (b)   "contract" means any contract, plan, undertaking, understanding, agreement, license, lease, permit, franchise, note, bond, mortgage, indenture, binding commitment or other instrument or obligation, whether written or oral.

          (c)   "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

          (d)   "knowledge" means (i) in the case an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; and (ii) in the case of the Company, the knowledge (as defined in clause (i) of this subsection (d)) of ShunshiroYoshimi, Gen Yoshimi or Linda Young after independent investigation and thorough inquiry by them of the officers or employees of the Company responsible for the matter at issue, (iii) in the case of any other Person (other than an individual) such Person will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

          (e)   "Person" means any natural person, corporation, partnership, association, trust, unincorporated organization, limited liability company, joint stock company, joint venture, non-corporate business enterprise, or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Indemnification Representative, as agent for all shareholders of the Company, have duly executed this Agreement as of the date first written above.

AMI ACQUISITION I CORP.
By	/s/ JOHN H. FOSTER John H. Foster, President
AMI MERGER CORP.
By	/s/ JOHN H. FOSTER John H. Foster, President
ALPHATEC MANUFACTURING, INC.
By	/s/ SHUNSHIRO YOSHIMI Shunshiro Yoshimi, President

Shunshiro Yoshimi, as Indemnification Representative

EXHIBIT A

AGREEMENT OF MERGER OF
ALPHATEC MANUFACTURING, INC.
AND AMI MERGER CORP.

        This Agreement of Merger is entered into between Alphatec Manufacturing, Inc., a California corporation (herein "Surviving Corporation"), and AMI Merger Corp., a California corporation (herein "Merging Corporation").

        1.     Merging Corporation shall be merged into Surviving Corporation.

        2.     Each outstanding share of Merging Corporation shall be converted into one (1) share of Surviving Corporation.

        3.     The outstanding shares of Surviving Corporation shall remain outstanding and are not affected by the merger.

        4.     Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

        5.     The effect of the merger and the effective date of the merger are as prescribed by law.

        IN WITNESS WHEREOF the parties have executed this Agreement.

ALPHATEC MANUFACTURING, INC.
By:

President
By:

Secretary
AMI MERGER CORP.
By:

President
By:

Secretary

EXHIBIT B

ESCROW AGREEMENT

        This ESCROW AGREEMENT (the "Escrow Agreement") is made as of the 18th day of March, 2005 (the "Effective Date") by and among AMI Acquisition I Corp, a Delaware corporation ("Parent"), Shunshiro Yoshimi, in his capacity as Indemnification Representative (the "Indemnification Representative"), representing each of the holders of Company Common Stock and Former Option Holders of Alphatec Manufacturing, Inc., a California corporation (the "Company"), and U.S. Bank National Association, a national banking association, as Escrow Agent hereunder (the "Escrow Agent"). The holders of Company Common Stock and Former Option Holders of the Company are referred to herein as the "Holders". Capitalized terms not otherwise defined in this Escrow Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

W I T N E S S E T H:

        WHEREAS, Parent, AMI Merger Corp. ("Merger Sub") and the Company have entered into an Agreement and Plan of Merger dated as of March 18, 2005 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Company and Company will continue its existence under the laws of the State of California as a wholly owned subsidiary of Parent (the "Merger"), a copy of which Merger Agreement has been delivered to the Escrow Agent;

        WHEREAS, Section 1.7(c) of the Merger Agreement provides that Parent will remit the total consideration payable by Parent pursuant to the Merger and the Merger Agreement to U.S. Bank National Association, as Paying Agent;

        WHEREAS, Section 1.7(c) of the Merger Agreement further provides that, at the Closing of the Merger, Paying Agent will remit portions of such total consideration to Escrow Agent, for purposes of the Indemnification Holdback (as defined herein) and the Dissenters Holdback (as defined herein); and

        WHEREAS, the Escrow Agent is willing to act as escrow agent for Parent and the Indemnification Representative on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, the parties hereto hereby represent, warrant, covenant and agree as follows:

        1.    Appointment.    Parent and the Indemnification Representative hereby appoint the Escrow Agent as Escrow Agent for the purposes set forth herein and in Section 1.7 and Article VIII of the Merger Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

        2.    Fees.    The Escrow Agent's fees for services rendered in connection with this Escrow Agreement are as set forth on the Schedule of Fees attached hereto as Annex A. The parties agree that the Escrow Agent's fees and all other transaction fees ordinarily charged by the Escrow Agent for its services in connection with its duties under this Escrow Agreement shall be paid by Parent. The Indemnification Representative shall reimburse Parent for one-half of the fees and expenses paid by Parent to the Escrow Agent. In the event the Escrow Agent incurs any costs or expenses as a result of arbitration or litigation instituted by or against Parent or the Indemnification Representative, the Escrow Agent shall be reimbursed by the non-prevailing party for such costs and expenses, or in the event such proceeding is settled, as agreed between the parties.

        3.    Establishment of Escrow.    At the Closing, Parent, on behalf of the Holders, shall deposit into escrow with the Escrow Agent an amount equal to the sum of (i) $5,000,000 in cash (the "Indemnification Holdback"); and (ii) an amount in cash equal to one hundred thirty-five percent (135%) of the product of the number of Dissenting Shares and the Potential Dissenting Shares multiplied by the Per Share Amount determined pursuant to Section 1.7(b) of the Merger Agreement (the "Dissenters Holdback"). The Escrow Agent may assume without inquiry that the amount deposited with it as the Dissenters Holdback has been appropriately calculated pursuant to the Merger

Agreement and that no addition amount of Dissenters Holdback is required to be delivered to it. When Parent delivers the Escrow Fund to the Escrow Agent, Parent also shall deliver to the Escrow Agent a certificate setting forth the Effective Time of the Merger. The Indemnification Holdback and the Dissenters Holdback, as increased by any interest or other earnings thereon and as reduced by any disbursements or losses on investments, are referred to herein collectively as the "Escrow Fund". The Escrow Fund shall be held invested, and administered by the Escrow Agent in escrow subject to the terms and conditions set forth herein. The Escrow Agent may assume without inquiry that the amount deposited with it as the Dissenters Holdback has been appropriately calculated pursuant to the Merger Agreement and that no additional amount of Dissenters Holdback is required to be delivered to it. When Parent delivers the Escrow Fund to the Escrow Agent, Parent also shall deliver to the Escrow Agent a certificate setting forth the Effective Time of the Merger.

        4.    The Indemnification Representative.

          (a)   The Indemnification Representative represents and warrants to the Escrow Agent that he has the right, power and authority (i) to enter into and perform his obligations under this Escrow Agreement; (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required of the Indemnification Representative hereunder or that he may deem appropriate under this Escrow Agreement.

          (b)   Until notified in writing by the Indemnification Representative that such individual has resigned or by a majority-in-interest of the Holders that such individual has been removed, the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Indemnification Representative named above and, thereafter, upon the written directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Holders filed with the Escrow Agent.

        5.    Investment of Escrow Fund.

          (a)   The Escrow Agent agrees to hold, invest and disburse the Escrow Fund in accordance with the terms of this Escrow Agreement. Parent and the Indemnification Representative hereby authorize and direct the Escrow Agent to invest the Escrow Fund, in the name of the Escrow Agent or its nominee, in any of the following investments, as jointly instructed by Parent and the Indemnification Representative to the Escrow Agent from time to time, in writing, by telecopier or otherwise (an "Investment Instruction"), with the first such Investment Instruction to be delivered to the Escrow Agent at the Closing:

            (i)    obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof);

            (ii)   obligations (including certificates of deposit and banker's acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000;

            (iii)  investment in the Escrow Agent's "FDIC Insured U.S. Bank Money Market Deposit Account" ("MMDA"); or

            (iv)  such other investments as Parent and the Indemnification Representative and the Escrow Agent may from time to time mutually agree upon, as evidenced by their delivery of a joint Investment Instruction to Escrow Agent with respect to such investment.

In no event shall any of the Escrow Fund be invested in equity instruments.

          (b)   All investment orders involving U.S. Treasury obligations and other direct investments may be executed through broker-dealers selected by the Escrow Agent (which may include affiliates of the Escrow Agent), the fees for which shall be no more than are customary for

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  transactions of this nature. The Escrow Agent shall keep complete and accurate records of all Escrow Funds received and disbursed under this Escrow Agreement, which shall be available for inspection by Parent and/or the Indemnification Representative at any time during regular business hours. Quarterly statements will be provided to Parent and the Indemnification Representative reflecting transactions executed on behalf of the Escrow Fund. Parent and the Indemnification Representative, upon written request and at no additional cost, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Fund.

          (c)   The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment made in accordance with this Section 4 or any investment made pursuant to an Investment Instruction or as a result of any liquidation of any investment prior to its maturity, except due to the Escrow Agent's gross negligence or willful misconduct, or for the failure of Parent and the Indemnification Representative to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.

          (d)   Absent its timely receipt of such specific written Investment Instruction from Parent and the Indemnification Representative, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Fund; provided, however, that in the event the Escrow Agent shall not have received such written Investment Instruction, the Escrow Agent shall be authorized to invest any of the Escrow Fund in the Escrow Agent's MMDA until such Investment Instruction is received. All earnings received from the investment of the Escrow Fund shall be credited to, and shall become a part of, the Escrow Fund (and any losses on such investments shall be debited to the Escrow Fund). The Escrow Agent shall have no liability for any investment losses including, without limitation, any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

          (e)   Parent and the Indemnification Representative agree that, for tax reporting purposes, all interest and other income earned from the investment of the Escrow Fund in any tax year shall, (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Escrow Agreement during such tax year, be reported as allocated to such person or entity and, (ii) otherwise, be reported as allocated to the Holders in accordance with their percentage interests in the Escrow Fund. Within 30 days following the Effective Time of the Merger, Parent and the Indemnification Representative shall furnish to the Escrow Agent a schedule setting forth the percentage interests of the Holders in the Escrow Fund.

          (f)    The Indemnification Agreement on behalf of itself and each of the Holders shall provide the Escrow Agent within 30 days after the execution of this Escrow Agreement his certified tax identification number and the certified tax identification numbers of each of the Holders on Forms W-9 (or Form W-8BEN, if they are non-U.S. persons) and such other forms and documents as the Escrow Agent may reasonably request ("Tax Reporting Documentation"). The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

        6.    Claims on the Escrow Fund.

          (a)   From time to time on or before March 18, 2006 (it being understood and agreed that further clarifications may be made after March 18, 2006 with respect to matters as to which notice of a claim or prospective claim has been made on or before such date), Parent may give notice (a "Notice") to the Indemnification Representative and the Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") that any Parent Indemnified Person may have under any of Sections 8.1(a)(i) through (iv) of the Merger Agreement. If the

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  Indemnification Representative gives notice to Parent and the Escrow Agent disputing any Claim (a "Counter Notice") within 20 days following receipt by the Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 7. If no Counter Notice is received by the Escrow Agent within such 20-day period, then the dollar amount of damages claimed by Parent as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement and, within two (2) business days after the end of such 20-day period, the Escrow Agent shall pay to Parent the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund. The Indemnification Representative shall as promptly as practicable give written notice of such Claim, providing a true and complete copy thereof, to all Holders not represented by the Indemnification Representative, as well as providing to them promptly true and complete copies of all other communications between Parent and the Indemnification Representative. The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

          (b)   Each Parent Indemnified Person may make more than one Claim with respect to any underlying state of facts.

          (c)   If a Counter Notice is given with respect to a Claim, the Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Parent and the Indemnification Representative that provided the Counter Notice, (ii) an order signed by an arbitrator in accordance with Section 7 below ("Arbitration Order"); or (iii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and non-appealable. The Escrow Agent shall act on such court order and legal opinion without further question.

          (d)   From time to time, the Indemnification Representative may instruct the Escrow Agent in writing to make distributions from the Dissenters Holdback.

        7.    Disputed Claims/Arbitration.

          (a)   In the event the Indemnification Representative shall dispute any Claim by submitting a Counter Notice, Parent and the Indemnification Representative will attempt to resolve such dispute through good faith negotiation. If Parent and the Indemnification Representative are unable to resolve such dispute through good faith negotiation within thirty (30) days after the Indemnification Representative submits the Counter Notice, the dispute will be settled by binding arbitration conducted before a single arbitrator. Either Parent or the Indemnification Representative may submit the dispute to arbitration. The arbitration will be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association ("AAA") and will be held in Los Angeles, California. The arbitrator shall be mutually agreed upon by Parent and the Indemnification Representative, but if they are unable to agree on an arbitrator, the arbitrator shall be appointed by AAA. All arbitration proceedings shall be closed to the public and confidential. All records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitrator's decision.

          (b)   The arbitrator will be bound by the terms and conditions of the Merger Agreement and this Escrow Agreement and shall have no power, in rendering his or her award, to alter or depart from any express provision of these agreements, and his or her failure to observe this limitation shall constitute grounds for vacating the award. Except as otherwise provided in this Escrow Agreement, the arbitrator shall apply the law specified in Section 16(a) below. The award of the arbitrator shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction thereof.

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          (c)   The Escrow Agent shall hold the Escrow Funds pending the resolution of any dispute or negotiation until it has received instructions or an order in accordance with Section 5 above.

        8.    Termination and Release from Escrow Fund.

          (a)   Any portion of the Indemnification Holdback that is not necessary to satisfy a Claim pursuant to the Merger Agreement shall be released to the Payment Agent as follows: (i) $2,000,000 shall be released on the date which is six (6) months after the Effective Time of the Merger (except to the extent that the amount of Claims as of such date exceeds $3,000,000 plus accrued interest on the Indemnification Holdback) and (ii) the remaining portion of the Indemnification Holdback, including accrued interest thereon, shall be released on the date which is twelve (12) months after the Effective Date; provided, however, that any amounts remaining in the Indemnification Holdback on the date which is twelve (12) months after the Effective Date that are subject to a pending Claim shall remain in the Indemnification Holdback until such Claim is finally resolved. In each case, the Escrow Agent shall deliver amounts released from the Indemnification Holdback to the Payment Agent for distribution to the Holders in accordance with the Indemnification Representative's written instructions. Upon resolution of the unresolved pending Claims, any remaining portion of the Indemnification Holdback not payable to one or more of the Parent Indemnified Persons as a result of such resolution shall be delivered by the Escrow Agent to the Payment Agent for distribution to the Holders in accordance with the Indemnification Representative's written instructions.

          (b)   Promptly after Parent determines that there are no remaining Potential Dissenting Shares, Parent shall (i) notify the Escrow Agent and the Indemnification Representative in writing of such fact and (ii) instruct the Escrow Agent in writing to disburse to the Payment Agent an amount equal to (i) the Dissenters Holdback, plus accrued interest thereon, less (ii) one hundred thirty-five percent (135%) of the product of the number of Dissenting Shares multiplied by the Per Share Amount determined pursuant to Section 1.7(b) of the Merger Agreement. The Escrow Agent shall deliver such amount to the Payment Agent for disbursement to the Holders in accordance with the Indemnification Representative's written instructions. Parent's notification to the Escrow Agent pursuant to this Section 8(b), on which the Escrow Agent may rely without inquiry, shall set forth both the number of Dissenting Shares and the Per Share Amount determined pursuant to Section 1.7(b) of the Merger Agreement.

          (c)   Promptly after Parent determines that all Claims of Dissenting Shareholders have been resolved, Parent shall (i) notify the Escrow Agent and the Indemnification Representative in writing of such resolution and (ii) instruct the Escrow Agent in writing to release to Payment Agent any remaining portion of the Dissenters Holdback. Upon receipt of such notice, the Escrow Agent shall promptly release to the Payment Agent such amount for distribution to the Holders in accordance with the Indemnification Representative's written instructions.

        9.    Duties; Liability.    The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to Parent or the Indemnification Representative. The Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement, and its responsibilities are ministerial (and shall not be construed to be fiduciary) in nature. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in instructions issued to it in accordance with this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in

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connection with the Escrow Funds unless it shall have been furnished with acceptable indemnification. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment prior to its maturity of, or the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund or any earnings thereon. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

        10.    Suspension of Performance; Disbursement Into Court.    If, at any time, (i) there shall exist any dispute between Parent and the Indemnification Representative with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or the Escrow Agent's proper actions with respect to its obligations hereunder, or (iii) Parent and the Indemnification Representative have not within 10 days after the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 12 hereof, appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

          a.     suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be).

          b.     petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

        The Escrow Agent shall have no liability to Parent, its shareholders, directors or officers, the Indemnification Representative, or to any Holder with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise out of any delay in the disbursement of the Escrow Funds.

        11.    Succession.    Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party, or any company to which the Escrow Agent may sell or transfer all or substantially all of its escrow/custody business (including the administration of the Escrow Fund pursuant to this Escrow Agreement), provided such company shall be eligible to serve as Escrow Agent hereunder, shall be the successor hereunder to the Escrow Agent without the execution or filing of any paper or any further act.

        12.    Resignation and Removal of the Escrow Agent.    The Escrow Agent may resign or be discharged from the performance of its duties hereunder at any time by giving twenty (20) days' prior written notice to Parent and the Indemnification Representative specifying a date when such resignation shall take effect. Upon any such notice of resignation, Parent and the Indemnification Representative jointly shall appoint a successor escrow agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor escrow agent, after making copies of such records as

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the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to the retiring Escrow Agent in connection with the performance of its duties hereunder. After any retiring Escrow Agent's resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Escrow Agreement.

        13.    Indemnification.    Parent and the Indemnification Representative, on behalf of the Holders, shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the "Indemnitees") from all loss, liability or expense (including reasonable attorneys' fees) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, provided however, the Escrow Agent shall not be entitled to indemnification if it has been grossly negligent or engaged in misconduct in connection with its duties under this Escrow Agreement, or (ii) its following any instructions or other directions from Parent or the Indemnification Representative. The parties hereto acknowledge that the foregoing obligations of Parent and the Indemnification Representative shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification and amounts due hereunder by the Holders.

        14.    Delivery of Certificate.    Upon execution of this Escrow Agreement, Parent shall present the Escrow Agent with a certificate designating Parent's authorized representatives, which certificate shall be in the form attached hereto as Annex B.

        15.    Tax Reporting Documentation.    Within 30 days after the execution of this Escrow Agreement, (a) Parent shall provide to the Escrow Agent its certified tax identification number on Form W-9 and such other forms and documents as the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation"), and (b) the Indemnification Representative shall provide to the Escrow Agent Tax Reporting Documentation for itself and each of the Holders. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

        16.    Miscellaneous.

          (a)   This Escrow Agreement shall be governed by the laws of the State of California, without regard to principles of conflicts of laws.

          (b)   Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid by telecopy, or by courier service, as follows:

If to Parent:	AMI Acquisition I Corp c/o HealthpointCapital Partners, L.P. 505 Park Avenue, 12th Floor New York, NY 10022 Attention: John Foster
Facsimile: (212) 935-6878 Telephone: (212) 810-4723

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Wire Instructions:
Beneficiary name: AMI Acquisition I Corp.
Beneficiary bank: Silicon Valley Bank (SIL VLY BK SJ)
FI/Bank number:
Beneficiary account number: 3300482895
Branch/transit: Santa Clara
Branch address: 3003 Tasman Drive, Santa Clara,
CA 95054, USA
ABA number: 121140399
Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 Telecopier: (212) 983-3115 Attention: James M. McKnight, Esq.
Facsimile: (212) 935-3115 Telephone: (212) 692-6217
If to the Indemnification Representative:	Shunshiro Yoshimi 20 Anthem Pointe Henderson, NV 89052
[Wire Instructions to be provided separately]
Facsimile: Telephone: (760) 485-2623
with a copy to:	Holland & Knight LLP 633 West Fifth Street, 21st Floor Los Angeles, CA 90071 Attention: Gerold W. Libby, Esq.
Facsimile: (213) 896-2450 Telephone: (213) 896-2458
If to the Escrow Agent:	U.S. Bank National Association 633 West Fifth Street, 24th Floor Los Angeles, CA 90071 Attention: Corporate Trust Services (Healthpoint/Alphatec 2005 Escrow)
Facsimile: (213) 615-6199 Telephone: (213) 615-6051
Wire Instructions:
ABA No.: 091000022 BNF: U.S. Bank A/C: 180121167365 REF# 787143000 Alphatec/Healthpoint Attention: Dan Norwick (213) 615-6051

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

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          (c)   If any legal action or arbitration is brought for the enforcement of this Escrow Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

          (d)   The parties hereto agree that the terms and language of this Escrow Agreement are the results of negotiations between the parties and, as a result, there shall be no presumption that any ambiguity in this Escrow Agreement shall be resolved against any party to the agreement.

          (e)   No party may assign any of its rights under this Escrow Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Escrow Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Escrow Agreement will be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this agreement. This Escrow Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this agreement and their permitted successors and assigns.

          (f)    This Escrow Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          (g)   This Escrow Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

          (h)   Each of the Parties: (a) consents to submit itself to the personal jurisdiction of the state courts of the County of Los Angeles, State of California in the event any dispute arises out of this Escrow Agreement or any transaction contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) waives any right to trial by jury with respect to any action related to or arising out of this Escrow Agreement or any transaction contemplated hereby.

          (i)    This Escrow Agreement shall terminate upon disbursement by the Escrow Agent of all of the Escrow Fund.

          (j)    Parent and the Indemnification Representative shall provide to the Escrow Agent such information as the Escrow Agent may reasonably require to permit the Escrow Agent to comply with its obligations under the federal U.S.A. Patriot Act. The Escrow Agent shall not credit any amount of interest or investment proceeds earned on the Escrow Fund, or make any payment of all or a portion of the Escrow Fund, to any person unless and until such person has provided to the Escrow Agent such documents as the Escrow Agent may require to permit the Escrow Agent to comply with its obligations under such Act.

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        IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

AMI Acquisition I Corp, a Delaware corporation ("Parent")
By:	/s/ JOHN H. FOSTER
Name:	John H. Foster
Title:	President
U.S. Bank National Association, a national banking association, "Escrow Agent"
By:	/s/ DANIEL NORWICK
Name:	Daniel Norwick
Title:	Vice President
/s/ SHUNSHIRO YOSHIMI Shunshiro Yoshimi, "Indemnification Representative"

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Annex A

U.S. Bank National Association
SCHEDULE OF FEES

Annex B

CERTIFICATE DESIGNATING AUTHORIZED REPRESENTATIVES

        For all purposes contemplated by the Escrow Agreement, dated March 18, 2005 by and among AMI Acquisition I Corp, a Delaware corporation ("Parent"), Roy Yoshimi, as the Indemnification Representative ("Indemnification Representative"), and U.S. Bank National Association, a national banking association, as Escrow Agent under the Agreement, Parent hereby designates each of the following persons as an authorized representative (an "Authorized Representative") on behalf of Parent:

Printed Name	Specimen Signature
John Foster	/s/ JOHN H. FOSTER
Mortimer Berkowitz III	/s/ MORTIMER BERKOWITZ III

        The above designations of Authorized Representatives on behalf of Parent may be amended or rescinded at any time hereafter by a replacement Certificate.

        IN WITNESS WHEREOF, Parent has caused this Certificate to be executed as of this         day of March, 2005.

AMI Acquisition I Corp, a Delaware corporation
By:	/s/ JOHN H. FOSTER
Name:
Title:

QuickLinks

TABLE OF CONTENTS
ARTICLE I THE MERGER
  1.1 The Merger.
  1.2 Closing.
  1.3 Effective Time.
  1.4 Effect of the Merger.
  1.5 Articles of Incorporation and Bylaws of the Surviving Corporation.
  1.6 Directors and Officers.
  1.7 Conversion of Company Common Stock, Etc.
  1.8 Capital Stock of Merger Sub.
  1.9 Dissenting Shares.
  1.10 Stock Certificates.
  1.11 No Liability.
  1.12 Taking of Necessary Action; Further Action.
  1.13 Initial Funding and Delivery of Initial Shareholder Consents.
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  2.1 Organization and Qualification.
  2.2 Subsidiaries.
  2.3 Capital Structure.
  2.4 Authority; No Conflict; Required Filings.
  2.5 Board Approval; Required Vote.
  2.6 Financial Statements.
  2.7 Absence of Undisclosed Liabilities.
  2.8 Absence of Certain Changes or Events.
  2.9 Agreements, Contracts and Commitments.
  2.10 Compliance with Laws.
  2.11 Permits.
  2.12 Litigation.
  2.13 Restrictions on Business Activities.
  2.14 Employee Benefit Plans.
  2.15 Properties and Assets.
  2.16 Insurance.
  2.17 Taxes.
  2.18 Environmental Matters.
  2.19 Intellectual Property.
  2.20 Brokers.
  2.21 Certain Business Practices.
  2.22 Government Contracts.
  2.23 Interested Party Transactions.
  2.24 Customers.
  2.25 Suppliers.
  2.26 Key Employees; Labor.
  2.27 Payment Programs.
  2.28 Products.
  2.29 Inventories.
  2.30 Books and Records.
  2.31 Information Statement.
  2.32 Disclosure.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
  3.1 Organization.
  3.2 Authority; No Conflict; Required Filings.
  3.3 Compliance with Laws.
  3.4 Litigation.
  3.5 Brokers.
  3.6 Interim Operations of Merger Sub.
ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER
  4.1 Conduct of Business Pending the Merger.
  4.2 No Solicitation of Other Proposals.
ARTICLE V ADDITIONAL AGREEMENTS
  5.1 Access to Information; Confidentiality.
  5.2 Reasonable Efforts; Further Assurances.
  5.3 Stock Options; Warrants.
  5.4 Employee Benefits.
  5.5 Notification of Certain Matters.
  5.6 Public Announcements.
  5.7 Indemnification of Directors and Officers.
  5.8 FIRPTA Compliance Pre-Closing.
  5.9 Tax Matters.
ARTICLE VI CONDITIONS OF MERGER
  6.1 Conditions to Obligation of Each Party to Effect the Merger.
  6.2 Additional Conditions to Obligations of Parent.
  6.3 Additional Conditions to Obligations of the Company.
  6.4 Actions to be Taken on Initial Funding and Consent Date.
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
  7.1 Termination.
  7.2 Effect of Termination.
  7.3 Fees and Expenses.
  7.4 Amendment.
  7.5 Waiver.
ARTICLE VIII INDEMNIFICATION
  8.1 Definitions.
  8.2 Indemnification Generally.
  8.3 Assertion of Claims.
  8.4 Notice and Defense of Third Party Claims.
  8.5 Survival of Representations and Warranties.
  8.6 Indemnification Representative.
ARTICLE IX GENERAL PROVISIONS
  9.1 Notices.
  9.2 Interpretation.
  9.3 Severability.
  9.4 Entire Agreement.
  9.5 Assignment.
  9.6 Parties in Interest.
  9.7 Failure or Indulgence Not Waiver; Remedies Cumulative.
  9.8 Governing Law; Enforcement.
  9.9 Attorneys Fees.
  9.10 Counterparts.
  9.11 Certain Definitions.
EXHIBIT A AGREEMENT OF MERGER OF ALPHATEC MANUFACTURING, INC. AND AMI MERGER CORP.
EXHIBIT B ESCROW AGREEMENT
Annex A
Annex B